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                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                       CAPSTAR BROADCASTING PARTNERS, INC.


                       (Incorporated on October 11, 1996)

             (Pursuant to Section 242 of the General Corporation Law
                           of the State of Delaware)

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         Capstar Broadcasting Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies:

         FIRST, that the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

                  RESOLVED, that the Board of Directors of the Corporation deems and declares advisable an amendment to the Certificate of Incorporation of the Corporation to amend Article FOURTH to read in its entirety as follows, and that such amendment be submitted to the stockholders of the Corporation for their consideration and approval:

                  FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,003,000 shares consisting of (a) 10,000,000 shares of preferred stock, par value of One Cent ($.01) per share (the "Preferred Stock") and (b) 3,000 shares of Common Stock, par value of One Cent ($.01) per share (the "Common Stock").

         Upon the filing of this Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State, each share of Class A common stock of the Corporation and Class B common stock of the Company (the "Old Shares") issued and outstanding immediately prior to such filing shall, without any action on the part of the holder thereof, be converted and reclassified into, and immediately represent
         0.000003576126324231 validly issued, fully paid, and nonassessable share of Common Stock. Any fraction of a share of Common Stock that would otherwise result pursuant to the preceding sentence (after aggregating all fractional shares held by each stockholder) shall automatically be eliminated. Each certificate representing Old Shares shall thereafter represent that number of Common Stock determined by the previous sentences; provided, however, that each person holding of record a stock certificate or certificates representing Old Shares shall receive, upon surrender


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         of such certificate of certificates, a new certificate or certificates evidencing and representing the number of shares of Common Stock to which such person is entitled.

                  The designations, powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock are as follows:

                  a. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences and rights and such qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors of the corporation as hereafter prescribed.

                  b. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                         i. whether or not the class or series is to have voting
                    rights, full, special or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

                         ii. the number of shares to constitute the class or
                    series and the designations thereof;

                         iii. the preferences and relative, participating,
                    optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                         iv. whether or not the shares of any class or series
                    shall be redeemable at the option of the corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property) and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                         v. whether or not the shares of a class or series shall
                    be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof and the terms and provisions relative to the operation thereof;


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                         vi. the dividend rate, whether dividends are payable in
                    cash, securities of the corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate;

                         vii. the preferences, if any, and the amounts thereof
                    which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the corporation;

                         viii. whether or not the shares of any class or series,
                    at the option of the corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                         ix. such other special rights and protective provisions
                    with respect to any class or series as may to the Board of Directors seem advisable.

                  c. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         SECOND, that in lieu of a meeting and vote of the stockholders of the Corporation, the holders of a majority of the outstanding shares of Common Stock of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

         THIRD, that the previously stated amendment to the Certificate of Incorporation of the Corporation was duly adopted by the holders of a majority of the outstanding shares of Common


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Stock of the Corporation in accordance with the provisions of Section 242 and the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this
10th day of August, 1999.


                                  CAPSTAR BROADCASTING PARTNERS, INC.


                                  By:     /s/ KATHY ARCHER
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                                  Name:       KATHY ARCHER
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                                  Title:      Vice President
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